Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2021 fourth quarter and year-end earnings call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

My remarks today center on sharing the evolution of NRC Health’s strategic direction with a focus on our future trajectory. The foundation of our growth strategy builds upon our past work digitizing the collection of patient feedback which, as you are aware, shortens cycle times in delivering insights to our clients and represents the views of a far greater numbers of patients. These innovations from legacy approaches to capture customer feedback have driven increased retention and spend from current clients and new logo wins against Press Ganey.

To this foundation of digitally measuring the experience of a person’s past healthcare encounters, NRC Health has added the capability and capacity to have a dialogue with patients before their healthcare visit to understand their preferences, fears, and expectations for their upcoming appointment. Armed with this understanding, care teams can personalize care delivery resulting in each patient being treated as a unique person. Uniqueness is an important outcome of care delivery, given consumers cite healthcare as the most consequential, personal, and expensive of all services and given such, [87%] of consumers in the United States expect personalized care.

We have branded our ability to enable the delivery of personalized care for all patients as our Human Understanding Program. The business case is basic: delivering personalized care improves clinical outcomes, reduces costs, and creates lasting patient/provider relationships. All healthcare organizations are aware of the business need and strive to better understand those they serve so as to treat each patient uniquely. To this end, some healthcare systems are doing better than others. In fact, we have benchmarked every major healthcare organization in the 200 largest U.S. markets and performance ranges from zero percent of patients feeling they were treated as unique to a few select organizations where 100% of patients reporting everyone in the organization did so. Net Promotor Scores were 82, an amazingly high NPS, and patients were 12 times more likely to be promoters of these top performing health systems. At the lower end of the range, we documented an extremely low NPS of negative 50. In these lower performing health systems, patients were 13 times more likely to be a detractor of the brand.

These benchmarks reconfirmed the need for improvement and magnify the value of NRC Health’s offerings, which is to enable partner organizations to treat every patient as unique.

The Human Understanding Program enables personalization by pushing relevant and contextual patient information to our partner organizations’ workflow tools, to ensure the right care team member has the right information, at the right time, to make each interaction with the patient smarter and personalized. Furthermore, these fears, preferences, and expectations are routinely updated and appended to the person’s lifetime record creating an even more robust, ever-evolving motion picture of each person.

The impact is notable in client organizations that have deployed our Human Understanding Program. These client organizations have enabled personalized care delivery at scale; improved care coordination and patient engagement has become more effective. In essence, the person has been treated in all interactions as unique.

With that, I will now turn the call back over to Kevin.

Kevin

Thank you, Mike.

I am pleased to report solid fourth quarter results and the continuation of our strong performance for the year as we continued to achieve double-digit revenue and operating income growth. Our 2021 annual revenue growth of 11% represented our highest annual growth rate since 2012. We also increased 2021 full-year operating income by 18% over 2020 and increased operating margin to 34%, up from 32% in 2020.

We ended 2021 with $150.9 million in total recurring contract value or TRCV. TRCV represents 12 months of revenue from our current client contracts, which are essentially all fixed-price subscription agreements. Our 2021 ending TRCV increased by 4% over the prior year, compared to an annual increase of 6% for 2020.

The decline in TRCV growth rate in 2021 was impacted by our strategy to continue to evolve our business mix as we focus on growing our digital core solutions, while at the same time eliminating certain legacy or non-core solutions. Decisions to eliminate certain legacy offerings over the next year for our Canadian and insurance payer markets resulted in a decrease to the 2021 ending TRCV of $4.2 million. Our adjusted 2021 TRCV growth rate without those eliminations was 7%.

The combination of higher growth rates from our digital core offerings and elimination of non-core offerings increased TRCV for our digital core solutions to 85% of TRCV at the end of 2021, up from 57% at the end of 2018.

Again, our growth strategy continues to focus on organic growth levers of increasing revenue from our core offerings within our existing client base, as well as adding new clients to increase market share.

With respect to our existing client base, we saw a continued increase in our client retention rate, as well as an increase in clients utilizing multiple solutions, to 32%, up from 28% at the end of 2020. While this increase was very positive, we still have a significant addressable market opportunity within our client base for increased penetration.

Our new sales declined from $29.5 million in 2020 to $22.0 million in 2021, which we believe was primarily attributed to fewer new sales opportunities related to the continued impact of COVID for our clients.

Operating income grew over the prior year by 26% and 18% respectively, for the fourth quarter and full year of 2021. As we generate revenue growth, the efficiencies inherent in our subscription model continue to drive operating leverage and margin improvements, a hallmark of our financial performance. We also benefited from focus and discipline in managing our cost structure in 2021.

Net income for the fourth quarter and full year 2021 increased by 17% and 1% respectively, over the same periods in 2020. The lower net income increase relative to the increase in operating income was due to changes in our effective tax rate.

The effective tax rate for both the fourth quarter and year ended December 31, 2021, increased to 23%, compared to 17% and 10%, respectively, for the same periods in 2020, mainly due to decreased tax benefits from the exercise and vesting of share-based compensation awards and higher state income taxes in 2021.

Annual cash flow from operations was $46.3 million in 2021, compared to $40.6 million in 2020, an increase of 14%. The Company ended 2021 with a cash balance of $54.4 million, up from $34.7 million at the end of 2020.

The Company’s Board of Directors has established priorities for capital allocation with funding of innovation and growth investments, including both M&A activity, as well as internal projects, as the preferred use of capital. The Company funded $7.6 for innovation and growth purposes in 2021. Next in priority is capital allocation for quarterly dividends and share repurchases. In 2021, we paid $9.2 million in quarterly dividends to shareholders and $4.6 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Mike.

Mike

Thank you, Kevin.

We will report on our partners’ adoption of our Human Understanding Program as a key growth lever on future earning calls and, as well, look for additional Human Understanding Program announcements.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.

Closing Statement – Mike

Thank you for your time today. We look forward to reporting our progress next quarter.

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